EXHIBIT 21

LIST OF SUBSIDIARIES

1.	CJSC Finanist

2.	USC ‘Ukrcommunbank’

3.	JSC ‘IC ‘Oranta-Lugan’

4.	Skhid-Media Group LLC

5.	Novostroy, LLC

6.	Centurion

7.	Noviy Format

8.	UKB